Exhibit 10.15

Execution Version

AMENDED AND RESTATED SERVICES AGREEMENT

This AMENDED AND RESTATED SERVICES AGREEMENT (this “Agreement”), dated as of December 20, 2010, by and between Broadcasting Media Partners, Inc. (the “Company”), SCG Investments IIB LLC (the “Consulting Firm”), BMPI Services LLC (“BMPI LLC”), and BMPI Services II, LLC (“BMPI II LLC” and together with BMPI LLC, the “BMPI LLCs”).

WHEREAS, the Consulting Firm has been providing services and has agreed to continue providing services to the Company;

WHEREAS, the. Company, BMPI LLC and the Consulting Firm entered into a Services Agreement dates as of January 29, 2008 and effective as of March 29, 2007 ( as amended pursuant to Amendment No. 1 dated as of August 4, 2010, the “Original Agreement”) memorializing (a) the Company’s engagement of the Consulting Firm and the terms of such retainer and (b) the Company’s desire to retain the Consulting Firm and the Consulting Firm’s desire to be retained by the Company and, in exchange for the “profits interest” (as defined therein), to continue providing services to the Company subject to the terms and conditions set forth therein.

WHEREAS, in connection with the investment by Grupo Televisa, S.A.B. (“Televisa”) (directly or indirectly) in the Company, the parties to the Original Agreement desire to amend and restate the Original Agreement in its entirely as set forth in this Agreement.

WHEREAS, the parties to the Original Agreement desire to add BMPI II LLC as a party to this Agreement and BMPI II LLC desires to join as a party to this Agreement.

NOW THEREFORE, in consideration of the terms and mutual undertakings set forth herein, the parties agree as follows:

1. Retention of the Consulting Firm. The Company hereby retains the Consulting Firm to provide the consulting services described in Appendix A attached hereto (the “Services”), and the Consulting Firm hereby agrees to provide such Services, in each case, on the terms and subject to the conditions as set forth in this Agreement.

2. Services; Executive Committee.

(a) Services. During the Term (as defined in Section 4), the Consulting Firm shall perform the Services for the Company in a manner consistent with Appendix A. The Services shall be performed personally by Haim Saban (“Saban”) as set forth in Appendix A, and the Consulting Firm shall devote other sufficient personnel resources to assist Saban in the performance of such Services as may be necessary and appropriate in accordance with Appendix A.

(b) Executive Committee. The Company shall establish an executive committee (an “Executive Committee”) in a manner consistent with the terms and conditions set forth in Appendix A.

3. Profits Interests; Out-of-Pocket Expenses.

(a) Profits Interests. During the Term, for the Services rendered by the Consulting Firm hereunder, SCG Investments II LLC has received a profits interest (the “Profits Interest”) in (i) BMPI LLC in accordance with the Limited Liability Company Agreement of BMPI Services LLC, dated as of January 29, 2008 (as may be amended from time to time, the “BMPI LLC Agreement”) and (ii) BMPI II LLC in accordance with the Limited Liability Company Agreement of BMPI Services II, LLC, dated as of the date hereof (as may be amended from time to time, and, together with the BMPI LLC Agreement, the “LLC Agreements”).

(b) Out-of-Pocket Expenses. Univision Communications, Inc. shall reimburse (or cause to be reimbursed) the Consulting Firm for all reasonable, documented out-of-pocket expenses incurred by the Consulting Firm directly in connection with the performance of the Services (the “Out-of-Pocket Expenses”), including Saban’s direct operating costs for use of a private plane directly in connection with his performance of the Services for the Company (which such private plane usage is estimated to be 100-150 hours per year and such private plane expenses is estimated to be $4,800.00 per hour with respect to use of the plane owned by Saban affiliate company, or if such plane is unavailable, then equal to the direct out-of-pocket cost to charter another plane, provided that if such expenses may exceed $720,000 in any calendar year, the Consulting Firm shall promptly notify the Executive Committee).

4. Term. The period during which the Consulting Firm shall perform the Services for the Company pursuant to this Agreement (the “Term”) shall be an indefinite period, subject to the right of either party to terminate the Term and the Services for any reason or no reason on thirty (30) days prior written notice to the other party. Any termination by the Company shall require the approval of 3 of 4 voting members of the Executive Committee (other than Saban) as described in Appendix A.

(a) Termination for Cause. The Company may terminate the Term and the Services for Cause. The term “Cause” shall mean: (i) the indictment of the Consulting Firm or Saban for a felony involving moral turpitude; (ii) the Consulting Firm’s failure to comply in a material respect with a written directive or duly adopted resolution of the Executive Committee; or (iii) the willful, material breach by the Consulting Firm or any of its employees, officers, directors, including Saban, of the Consulting Firm’s obligations under this Agreement, including without limitation the obligation for Saban to be personally involved in providing the Services in accordance with Section 2(a) hereof, or the LLC Agreements; provided, that prior to any termination pursuant to (ii) and (iii), the Consulting Firm shall be entitled to thirty (30) days prior written notice of any proposed termination for Cause (and such notice shall describe specific facts and circumstances) and shall have the opportunity to cure, to the extent. curable, such circumstances within thirty (30) days following such notice. No action taken by the Consulting Firm or Saban shall constitute Cause if the Consulting Firm or Saban, as the case may be, acted reasonably and in the good faith belief that its or his actions, as the case may be, were in the best interests of the Company and its subsidiaries, and neither the Consulting Firm nor Saban had any pecuniary interest in such circumstances other than its or his interests in the Company, provided that any action taken in contravention of a specific direction from the Executive Committee or Board of Directors shall not be deemed to be an action taken reasonably and in good faith.

(b) Without Cause; Death; Disability. The Company may also terminate the Term and the Services without Cause or on the account of Saban’s death or Disability. “Disability” shall mean a physical or mental incapacity or disability which renders Saban unable to perform the Services for a period of 180 days in any twelve-month period. The failure of Saban to be designated as the Chairman of the Board of Directors (or similar successor body) of the Company (or its successors) shall be deemed, at the election of Saban and after providing the Company 60 days to use its reasonable efforts to have Saban designated as the Chairman of the Board, a termination without Cause by the Company of this Services Agreement (unless the Company seeks such termination as a termination for Cause as provided in this Agreement).

(c) Resignation. The Consulting Firm may terminate the Term for any reason upon thirty days advance written notice to the Company. Saban may resign as Chairman which resignation shall have no effect on the provision of the Services contemplated hereunder or the Term hereunder or the LLC Agreements unless this Agreement is also terminated.

(e) Automatic Termination. The Term shall terminate automatically in the event that none of the PITV Investors (as defined in the Amended and Restated Stockholders Agreement entered into by the Company and the other parties thereto as of the date hereof) other than the Consulting Firm or SCG (as defined in the LLC Agreements) hold any Company Securities.

(f) Rights Upon Termination. Upon any termination of the Term and the Services, the Company shall reimburse (or cause to be reimbursed) the Consulting Firm for all Out-of-Pocket Expenses (accrued prior to the date of termination and not yet paid) and the Consulting Firm’s rights and obligations with respect to the Profits Interests shall be governed by the LLC Agreements. Except as set forth in the LLC Agreements, the Company shall have no further obligations in the nature of termination payments or otherwise.

5. No Benefits. Neither Saban nor any other personnel of the Consulting Firm shall participate in any of the Company’s employee compensation or benefit plans, policies or arrangements. ‘

6. Confidential Information; Noncompetition.

(a) The Consulting Firm shall not, and shall cause its personnel, including Saban, not to, during the Term or at any time thereafter, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company and the PITV Investors (including officers, directors, employees, partners and members of the PITV Investors and any entity that controls a PITV Investor) and advisors of the Company and PITV Investors in connection with providing the Services, or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below); provided, that the Consulting Firm may disclose any such information (i) as has become generally available to the public, (ii) to its employees and professional advisers who need to know such information and agree to keep it confidential, (iii) to the extent required in order to comply with reporting obligations to its limited partners or members, in each case, who have agreed to keep such information confidential, (iv) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to the

Consulting Firm, (v) to enforce the provisions hereof or to the extent required in the proper performance of the Services hereunder, and (vi) as may be required in response to any summons or subpoena or in connection with any litigation, it being agreed that, unless such information has become generally available to the public, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, (x) the Consulting Firm shall give the Company notice of such request and shall cooperate with the Company at the Company’s request so that the Company may, in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by the Company after notice), the Consulting Firm (a) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

“Confidential Information” means any information with respect to the Company or any of its subsidiaries and controlled affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

(b) Noncompetition. During the Term and (i) the one-year period following the date the Term ends and (ii) if the Term has not previously ended, then the one-year period following a Change of Control (as defined in the LLC Agreements on the date hereof), the Consulting Firm shall not, and shall cause Saban and any Affiliate of the Consulting Firm or Saban not to, perform services for or otherwise invest in or become a member of the board of directors (or similar body) of any business or entity

(x) where either (i) more than 50% of the revenues of such business or entity are derived from the Hispanic market in the U.S., or (ii) $250 million of revenues of such business or entity are derived from the Hispanic market in the U.S.;

(y) (i) that broadcasts 75% or more of its content in the U.S. in Spanish language; or (ii) of which 75% or more of its audience are Hispanics in the U.S.; and

(z) which competes or would reasonably be expected to compete with a Company Business Activity.

Notwithstanding the foregoing, (i) SCG cannot provide services for / invest in / become a board member of ABC, NBC, CBS, Fox, CW, Clear Channel and (ii) Saban shall be permitted to serve as a member of the Board of Directors of DirecTv.

A “Company Business Activity” means any business segment of the Company or any of its subsidiaries that has generated at least $100 million in revenue in the prior fiscal year or is reasonably expected to generate $100 million or more in revenue during the current fiscal year or any internet-based media business in which the Company has expended material resources. Affiliate means with respect to any person or entity any other person or entity which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person or entity. In the event that a business or entity which was not subject to this clause on the date of any investment by Consulting Firm or Saban or any of their

Affiliates, become a business or entity that would be prohibited by this clause (“Restricted Investment”), then the Consulting Firm shall, and shall cause Saban and any Affiliate of the Consulting Firm or Saban to, go non-attributable with respect to that Restricted Investment (as such is defined under the rules and regulations of the Federal Communication Commission) and the Consulting Firm shall, upon reasonable request, ..provide annual certifications that it is in compliance with the non-attributable status.

(c) Corporate Opportunity. During the Term and the one-year period following the date the Term ends, the Consulting Firm shall, and shall cause Saban to, inform the Company in writing of any Hispanic Business Opportunity (as defined below) that is not otherwise prohibited by the noncompetition clause (b) above before the Consulting Firm or Saban consummate any investment or other strategic partnership with respect thereto (“Opportunity Notice”). Within ten business days after the date of such Opportunity Notice, the Company shall inform the Consulting Firm in writing whether the Company intends to further evaluate a making of an investment or enter into other strategic partnership with respect to such Hispanic Business Opportunity. Thereafter, if none of the Company or its subsidiaries have either executed definitive agreements with respect to or consummated a transaction with respect to such Hispanic Business Opportunity within three months after the date of the Opportunity Notice, the Consulting Firm and Saban shall be free to pursue any action with respect to such Hispanic Business Opportunity subject at all times to clause (b) above and the provisions of this Agreement. “Hispanic Business Opportunity” means a business (at the time of evaluation) that generates at least 50% of its revenues from the Hispanic market in the U.S. or is projected or reasonably expected to generate at least 50% of its revenues from the Hispanic market in the U.S in the current fiscal year or the next five succeeding years.

(d) Notwithstanding anything herein to the contrary, the Consulting Firm or Saban may hold passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than five percent (5%) of the equity of such enterprise. Nothing herein is intended to prohibit the Consulting Firm, Saban or their Affiliates from evaluating or discussing an opportunity the consummation of which would otherwise be prohibited by Sections 6(b) and (c).

(e) Notwithstanding anything to the contrary in this Agreement, immediately following the occurrence of a Change of Control, Sections 6(b) and (c) above shall cease to apply and shall be of no further force or effect with respect to any period of time following the date the Term ends.

(f) The parties recognize that the Company will have no adequate remedy at law for breach by the Consulting Firm or any of its personnel (including Saban) of the covenants provided in this Section 6 and 7 and, in the event of any such breach, the Company and the Consulting Firm hereby agree that the Company shall be entitled to injunctive relief providing for specific performance, mandamus or other appropriate remedy to enforce performance of such covenant, without the requirement to post bond.

7. Nondisclosure of this Agreement. The Consulting Firm agrees not to, and shall cause its personnel (including Saban) not to, disclose the terms or conditions of this Agreement to any third party, without the prior written consent of the Company, except to the extent required by law or with their respective professional advisers for the purpose of discussing the subject matter hereof or to enforce the provisions hereof or to the extent required in the proper performance of the Services hereunder.

8. Representations. Each party hereto represents and warrants to each other party hereto that (a) the execution, delivery and performance by such party of this Agreement has been duly authorized by all necessary action on its part and does not and will not contravene or conflict with any provisions of any agreement or other instrument to which it is a party or by which it is bound or any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, governmental authority, administrative agency or arbitrator, (b) this Agreement is the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and (c) there is no pending or threatened action or proceeding affecting such party before or by any court, governmental authority, administrative agency or arbitrator, which if adversely determined, would prevent such party from performing its obligations hereunder.

9. Independent Contractor. The Consulting Firm and the Company agree that the Consulting Firm and its personnel (including Saban) shall be independent contractors of the Company for all purposes with regard to their performance of the Services pursuant to this Agreement, including, without limitation, for U.S. federal (including social security and unemployment), state, local and non-U.S. income and employment tax purposes and for purposes of any social charges under applicable non-U.S. law. If the Company is required to withhold U.S. federal, state, local or non-U.S. taxes with respect to any amounts .payable hereunder, such taxes shall be withheld out of such amounts. The parties agree that this Agreement does not increase or expand the scope of the duties (including fiduciary duties) or responsibilities of Saban (or any person assisting Saban in the performance of the Services) as a director of the Company.

10. Notices. Any notices, requests, demands and other communications provided for by this Agreement between the parties hereto shall be in writing and deemed received (a) on the day delivered in person, by facsimile (fax) transmission after receipt of confirmation or by email as provided below (in each case, with hard copy to be delivered by registered or certified mail or courier service), (b) on the next business day if sent by overnight delivery service, or (c) five days after being mailed, postage prepaid, certified or registered with return receipt requested at the address stated below or to such changed address as the addressee may have given by similar notice hereunder:

To the Company:

Broadcasting Media Partners, Inc.

5999 Center Drive

Los Angeles, CA 90045

Attention: Executive Committee of the Board of Directors

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Robert J. Raymond

Facsimile: (212) 225-3999

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

50 Kennedy Plaza

Providence, RI 02903

Attention: David Duffell

Facsimile: (401) 278 4701

To BMPI LLC or BMPI II LLC:

c/o Broadcasting Media Partners, Inc.

5999 Center Drive

Los Angeles, CA 90045

Attention: Executive Committee of the Board of Directors

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071-1560

Attention: James P. Beaubien

Facsimile: (213) 891-8763

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

50 Kennedy Plaza

Providence, RI 02903

Attention: David Duffell

Facsimile: (401) 278 4701

To the Consulting Firm:

SCG Investments IIB LLC

10100 Santa Monica Blvd, Suite 2600

Los Angeles, CA 90067

Attention: Adam Chesnoff (with copy by email to achesnoff@saban.com)

copy to: Niveen Tadros (with copy by email to ntadros@saban.com)

11. Amendment; No Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing by the Company and the Consulting Firm. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

12. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

13. Assignment. This Agreement shall not be assignable by the Consulting Firm or the Company or its affiliates. Any assignment in violation of this Section 13 shall be null, void and without effect.

14. Entire Agreement; Severability. This Agreement contains the entire agreement between the parties with respect to the retention by the Company of the Consulting Firm arid supersedes any and all prior understandings, agreements or correspondence between the parties with respect to the subject matter hereof. In the event that any provision or portion of this Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

15. Construction of Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

16. Indemnity. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless the Consulting Firm and Saban and each officer, director, shareholder, partner, member, employee, representative, agent and/or Affiliate of the Consulting Firm (collectively, the “Covered Persons” and each a “Covered Person”) from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by the Covered Persons from the Company or the BMPI LLCs), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs; expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) that may be imposed on, incurred by or asserted at any time against any Covered Person in any way relating to or arising out of this Agreement or in connection with the business or affairs of the Company or the activities of the Covered Persons on behalf of the Company or the BMPI LLCs; provided, that the Consulting Firm shall not be entitled to indemnification hereunder against Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from the Covered Person(s)’ Disabling Conduct (as such term is defined below). “Disabling Conduct” means an act or omission by a Covered Person (a) that is a criminal act and that the Covered Person had no reasonable cause to believe was lawful; (b) that constitutes fraud, bad faith or willful misconduct; or (c) that is contrary to the direction provided by the Company or BMPI (either directly or indirectly through its respective board of directors or managers or CEO) or that is otherwise not done in the good faith performance of the Covered Person’s duties and responsibilities for the Company or BMPI.

IN WITNESS WHEREOF, the Company and the Consulting Firm have caused this Agreement to be signed by their respective duly authorized representatives as of the day and year first above written.

Broadcasting Media Partners, Inc.

/s/ Andrew Hobson
By:
Title:

BMPI Services LLC

/s/ Andrew Hobson
By:
Title:

BMPI Services II, LLC

/s/ Andrew Hobson
By:
Title:

Univision Communications Inc. with respect to reimbursement of expenses pursuant to Section 3(b)

/s/ Andrew Hobson
By:
Title:

SCG Investments IIB, LLC

/s/ Adam Chesnoff
By: Adam Chesnoff
Title: Manager

Appendix A

Executive Committee of the Board of Directors.

The Board of Directors of the Company shall establish an Executive Committee as provided in Section 2.6 of the Amended and Restated Principal Investor Agreement of the Company, dated as of the date hereof (as it may be amended from time to time, the “PIA”), which shall be comprised of one representative from each PITV Investor Group (other than Non Voting Principal Investor Groups) (as each term is defined in the PIA) (including Haim Saban as the representative of SCG) and the Company’s CEO as a non-voting member. It is expected that Management will interact regularly with the Executive Committee and the Board of Directors in the ordinary course. Each PITV Investor shall also designate an alternate member to the Executive Committee. The Executive Committee shall have such duties and functions as may be delegated to it by the Board of Directors, but such duties are expected to include working in close coordination with Saban and the CEO.

A majority vote of the members of the Executive Committee is required to approve any matter brought to the Committee by a PITV Investor, except as to matters involving Saban (e.g. the definition of his duties, responsibilities, reporting relationships and activities on behalf of the Company, including whether to continue to pursue any activity, and any guidelines, parameters or limits within which he is expected to perform services) which shall require approval by 3 of 4 voting members of the Executive Committee other than Saban.

The Executive Committee will have regularly scheduled meetings via conference call, which initially are expected to be every other Tuesday at 1 pm PST, and will otherwise meet as needed. Notice of meetings (other than the regularly scheduled meeting in the preceding sentence) and information relevant thereto shall be sent to the Committee members and the alternate members.

Saban’s Duties and Responsibilities.

Saban shall evaluate, develop and initiate various strategic initiatives for the benefit of the Company in cooperation with the CEO. Each of Saban and the members of the Executive Committee/Board shall reasonably and timely inform the other of all material activities. Saban cannot legally bind the Company without the approval of the Board of Directors and/or Executive Committee. Saban is not expected to have responsibility for managing the day-to-day business affairs of the Company, except in such manner as otherwise agreed by the Executive Committee, Saban and the CEO.

As provided in the CEO’s proposed terms of employment, “[Saban] is not entitled to have direct authority as to any employees (other than [the CEO]) and thus any requests made directly to such employees are subject to [the CEO’s] authority to manage the day-to-day activities of his direct reports and other employees.”

The Company shall ensure that Saban shall have reasonable access to information and resources of the Company. Any reports or other information provided to Saban shall also be provided to and shared with the Board of Directors or the Executive Committee (including alternate members) if requested by the Executive Committee or Board of Directors or any member thereof.

It is acknowledged by the Board of Directors and the Executive Committee that Saban may be assisted, as he determines, by employees of Saban Capital Group, but the only employee of Saban Capital Group to whom the CEO shall report to is Saban himself, who will be the primary contact for Saban Capital Group with the CEO.